Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553

News Release

LASALLE HOTEL PROPERTIES ANNOUNCES ELECTION OF NEW BOARD MEMBER

Jeff Foland, Executive Vice President of United Airlines and President of Mileage Plus Holdings, LLC to Serve as Independent Trustee

BETHESDA, MD — January 9, 2012 — LaSalle Hotel Properties (NYSE:LHO) today announced that Jeff Foland has been elected to the Company’s Board of Trustees, effective January 25, 2012. Mr. Foland will also serve on the Company’s Compensation Committee and Nominating and Governance Committee as an independent trustee.

“We are excited to welcome Jeff Foland to our Board of Trustees,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “We are confident that Jeff’s knowledge and experience within the travel industry will serve us in achieving the Company’s strategic objectives.”

Jeff Foland currently serves as Executive Vice President of United Airlines and President of Mileage Plus Holdings, LLC. Jeff is responsible for all aspects of United’s loyalty programs and credit card business as well as media sales and external partnerships related to the loyalty program currency. Prior to his current role, Mr. Foland was responsible for United’s corporate strategy efforts and served as Senior Vice President of Worldwide Marketing and Sales at United. Before joining United in 2005, Mr. Foland served as a principal at ZS Associates, a global sales and marketing consulting firm. He was responsible for consulting in more than a dozen industries and led large-scale sales and marketing transformation initiatives.

Mr. Foland serves on the executive committee and board of trustees for Adler Planetarium and Astronomy Museum in Chicago, where he also chairs the marketing committee. He is on the board of directors of the Wings Club in New York, and was previously a board member at the National Business Travel Association and the Chicago Convention and Tourism Bureau. He holds a bachelor’s degree in mechanical engineering from Purdue University and a master’s of business administration from the University of Michigan.

Krauthamer & Associates, a boutique executive search firm that provides recruitment services to a diverse client base in the United States and abroad, assisted the Company’s Board in this search.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 37 upscale full-service hotels, totaling over 9,800 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group and Highgate Holdings.

# # #

Additional Contacts:

Bruce A. Riggins and Kenneth G. Fuller, LaSalle Hotel Properties – (301) 941-1500